Exhibit 99.1
Post Holdings Announces Plan to Close Clinton, MA Facility
St. Louis, Missouri – February 27, 2018 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced its plan to close its cereal manufacturing facility in Clinton, Massachusetts.
The planned closure of the facility reflects Post’s continuous improvement initiative to optimize its cereal production network and manage costs in the ready-to-eat cereal category.
The facility, which was acquired with the acquisition of Weetabix on July 3, 2017, employs approximately 180 employees and is expected to close by August 2019. Post will engage in discussions with the union representing the hourly employees at the Clinton facility to determine the impact to terms and conditions of employment for the unionized workers. Affected employees have been notified.
Forward Looking Statements
Forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, are made throughout this press release. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may,” or “would” or the negative of these terms or similar expressions elsewhere in this release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, unanticipated developments that impact the expected timing and costs of the plant closure and other financial, operational and legal risks and uncertainties detailed from time to time in Post Holdings, Inc.’s cautionary statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements represent Post Holdings, Inc.’s judgment as of the date of this press release. Post Holdings, Inc. disclaims, however, any intent or obligation to update these forward-looking statements.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, foodservice, food ingredient, refrigerated, active nutrition and private label food categories. Through its Post Consumer Brands business, Post is a leader in the North American ready-to-eat cereal category offering a broad portfolio including recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains® and Malt-O-Meal® bag cereal. Post also is a leader in the United Kingdom ready-to-eat cereal category with the iconic Weetabix® brand. Through Michael Foods, Post supplies innovative, value-added egg and refrigerated potato products to the foodservice and food ingredient channels. Through its refrigerated retail business, Post is a leader in the refrigerated side dish category offering potato, egg, sausage and cheese products through the Bob Evans®, All Whites®, Better’n Eggs®, Simply Potatoes® and Crystal Farms® brands. Post’s Active Nutrition platform aids consumers in adopting healthier lifestyles through brands such as Premier Protein®, PowerBar® and Dymatize®. Post’s Private Brands business manufactures private label peanut butter and other nut butter, dried fruit and nut, pasta and granola products. For more information, visit www.postholdings.com.

Contacts:
Media Relations
Lisa Hanly
lisa.hanly@postholdings.com
(314) 665-3180

Investor Relations
Brad Harper
brad.harper@postholdings.com

(314) 644-7626